Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

2008 STOCK AWARD AND INCENTIVE PLAN

1.

Restricted Stock Award. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to you, the individual named above, the above number of shares of Common Stock of the Company (the “Restricted Stock”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Award Agreement (this “Agreement”) and in the Medtronic, Inc. 2008 Stock Award and Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2.

Restricted Stock Period. On the ________ anniversary of the Grant Date (the “Scheduled Vesting Date”), the shares of Restricted Stock will become yours free of all restrictions provided that you have not previously incurred a Termination of Employment. Until the Scheduled Vesting Date, the Restricted Stock is subject to the restrictions, conditions, and limitations described in this Agreement and the Plan. Upon your death, Disability or Retirement, you shall be entitled to receive that number of shares of Restricted Stock that has been pro rated for the portion of the period from the Grant Date through the Scheduled Vesting Date prior to your Termination of Employment, and with respect to such shares of Restricted Stock, all restrictions shall lapse. Upon your Termination of Employment for any reason other than death, Disability or Retirement, any shares of Restricted Stock whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

3.	Change of Control. Upon the occurrence of a Change of Control, the Restricted Stock shall be subject to the provisions of Section 10.1 of the Plan.

4.

Forfeitures. If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof as a result of this Restricted Stock award within the period beginning six months prior to the date of your Termination of Employment and ending twelve months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to this Restricted Stock, in the event you engage in any of the following activities:

a.	performing services for or on behalf of any competitor of, or otherwise competing with, the Company or any Affiliate within six months of the date of your Termination of Employment;

b.	unauthorized disclosure of material proprietary information of the Company or any Affiliate;

c.	a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or

d.	any other occurrence determined by the Committee.

The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity but in no event later than twelve months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 4 by canceling the Restricted Stock.

If you fail or refuse to forfeit the cash and/or shares of Common Stock demanded by the Company (the number of such shares of Common Stock as may be adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

Notwithstanding the foregoing, this Section 4 shall have no application following a Change of Control, nor shall the Company’s Incentive Compensation Forfeiture Policy apply following a Change of Control to the Restricted Stock or to any cash or Shares received in respect of this Agreement.

5.

Rights of Shareholders. As a recipient of Restricted Stock, you will have the rights of a shareholder of Common Stock, including, if applicable, the right to receive dividends and to vote such stock, at the time you are awarded the Restricted Stock. Shares representing the Restricted Stock will be issued and held in custody by the Company for you. All rights as a shareholder with respect to the Restricted Stock will cease, and your Restricted Stock will be forfeited, upon termination of your rights to such stock as provided in paragraph 2 or 4 above or pursuant to the provisions of the Plan. Upon any such termination of your rights to shares of the Restricted Stock, such shares shall be canceled by the Company.

6.	Restrictive Legend. Each certificate representing shares of the Restricted Stock will contain a statement substantially as follows:

“The shares represented by this certificate are subject to a risk of forfeiture and other restrictions, conditions, and limitations, including restrictions on transferability, as more particularly described in the Medtronic, Inc. 2008 Stock Award and Incentive Plan and Restricted Stock Award Agreement covering such shares. Such Plan and Agreement are available for inspection at the principal office of Medtronic, Inc.”

Failure to include this statement on any of the Restricted Stock certificates will not invalidate or waive the restrictions, limitations, or conditions contained in this Agreement and the Plan.

7.

Withholding Taxes. You are responsible for any federal, state, local or other taxes due upon vesting of the Restricted Stock, and you must promptly pay to the Company any such taxes. The Company and its Subsidiaries are authorized to deduct from any payment to you any taxes required to be withheld with respect to the Restricted Stock. As described in Section 15.4 of the Plan, you may elect to have a portion of the vested Restricted Stock withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Restricted Stock. Any fractional Share amount due relating to such tax withholding will be rounded up to the nearest whole Share and the additional amount will be added to your federal withholding.

8.

No Employment Contract. Nothing contained in the Plan or in this Agreement shall create any right to your continued employment or otherwise affect your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all.

9.	Agreement. Your receipt of the Restricted Stock and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan.

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from UBS’s Internet website or HROC–Stock Administration’s intranet website. You may also request written copies by contacting HROC–Stock Administration at 763.514.1500.

HROC - Stock Administration, MS V235

Medtronic, Inc.

3850 Victoria Street North

Shoreview, MN 55126-2978